Form S-1/A Appendix

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (2015)

the Board of Directors and Stockholders
ACHISON,INC.
Flushing, NY

I have audited the accompanying balance sheets of Achison, Inc. as of March 31, 2015, and the related statements of income, shareholders' equity, and cash flows for the period from December 29, 2014 (inception) through March 31, 2015, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

My responsibility is to express an opinion on these financial statements based on my audits. I conducted my audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and the disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement.

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a reasonable basis for my audit opinion.

Opinion

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Achison, Inc. as of March 31, 2015, and the results of its operations and its cash flows for the period from December 29, 2014 (inception) through March 31, 2015 in conformity with accounting principles generally accepted in the United States of America.

/s/JIA ROGER QIAN WANG
JIA ROGER QIAN WANG, CPA

Jackson HTS, NY
July 5, 2016

Achison Inc
Balance Sheets

(As of March 31, 2015)

March 31, 2015
Assets
Current assets:
Cash & cash equivalents	-
Accounts receivable, net	-
Prepaid expenses and other current assets	-
Total current assets	-
Property and equipment, net	-
Investing assets	-
Other assets	-
Total assets	-

Liabilities and stockholder's equity
Liabilities	-
Account payable	-
Tax payable	-
Total current liabilities	-

Stockholder's equity:
Common Stock: No Par Value; 200 Shares authorized; 0 share issued and outstanding	-
Additional paid-in (paid-out) capital	$135
Retained earnings	$(135)
Total stockholder's equity	-
Total liabilities and stockholder's equity	-
Achison Inc Statement of Income For the Period from December 29, 2014 (Inception) to March 31, 2015
Ended March 31, 2015
Revenues:
Gain (loss) from Investment	-
Other gain (lose)	-
Net profit (lose)	-

Costs and expenses:
Organization expenses	$(135)
Bank Fees	-
Total costs and expenses	$(135)

Income (loss) from operations	$(135)
Income (loss) before provision for income taxes	-
Corporation income taxes	-
Net income (loss)	$(135)

Net income (lose) per common share-basic and diluted	-

Weighted average common shares outstanding-basic and diluted	0 share
- Achison Inc Statement of Changes in Shareholders' Equity For the Period from December 29, 2014 (Inception) to March 31, 2015
Shareholders' Equity-beginning balance	-
Issuance of Stocks (0 share)	-
Additional Paid in (paid out) Capital	$135
Net Income (lose)	$(135)
Shareholders' Equity-Ending Balance	-
Achison Inc Statements of Cash Flows For the Period from December 29, 2014 (Inception) to March 31, 2015)
Ended March 31, 2015
Cash flows from operating activities:
Net income (loss)	$(135)
Adjustments to reconcile net income to net cash provided by operations activities:
Depreciation and amortization	-
Changes in assets and liabilities:
Account receivable	-
Prepaid expenses and other current assets	-
Account payable	-
Current liabilities	-
Net cash provided by (used in) operating activities	$(135)

Cash flows from investing activities:
Purchase of properties and equipments	-
Net cash provided by (used in) investing activities	-

Cash flows from financing activities:
Capital stock	-
Additional paid-in (paid-out) capital	$135
Net cash provided by (used in) financing activities	$135

Net increase (decrease) in cash	-

Cash: Beginning of period	-
Cash: End of Period	-

Achison, Inc
Notes to Financial Statements

March 31, 2015

Note 1 - Description of the Company's Business

Nature of Operations

Achison Inc, the Company, incorporated in the State of New York on December 29,2014, is engaged in the investment activities of the spot gold trading and the spot silver trading.

During the first quarter in 2015, the company had no business activities. The Company's activities are subject to significant risks and uncertainties, including failing to secure additional funding to continue business or investment activities.

Note 2 - Summary of Significant Accounting Policies

(a) Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America(GAAP).

This is the financial statements of the Company, the period is from December 29, 2014 to March 31, 2015. It is the whole period since the Company was set up.

(b) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities, and disclosures at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Due to the limited level of operations, the Company has not had to make material assumptions or estimates other than the assumption that the Company is a going concern.

(c) Revenue

Recognition The Company recognizes capital gain and loss from the spot gold trading and the spot silver trading at the time we sell gold and silver from the trading accounts in brokerage firms.

(d) Income Taxes:

The company files income tax return in the U.S. federal jurisdiction and in the state of New York, The Company is subject to Federal, New York State and New York City corporation income taxes.

Note 3 - Earnings per Share

Net loss per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period. There were no potentially dilutive shares outstanding as of March 31, 2015.

Note 4 - Cash, Cash equivalents and Marketable Securities

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents. The Company didn't have any marketable securities.

Note 5 - Stockholders' Equity

The company has authorized 200 shares of common stocks with no par value per share. There are no shares of common stocks outstanding as of March 31,2015.

In the period from December 29, 2014 to March 31, 2015, the Company didn't issue any type stocks, options and warrants; the Company didn't have any share-based compensation, related to employee share-based awards, Tax benefit from share-based award activity.

Note 6 - Related Party Transaction

The Company has been provided office space by its owners at no cost. The management determined that such cost is nominal and did not recognize the rent expense in its financial statements.